EXHIBIT 11.1

CORPORATE EXPRESS, INC.
STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

PRIMARY EARNINGS PER SHARE


                                                    Three Months Ended               Nine Months Ended
                                                ---------------------------     ---------------------------
                                                November 29,   November 30,     November 29,   November 30,
                                                     1997           1996             1997           1996
                                                   --------       --------         --------       --------

Pro forma net income                               $  7,709       $ 10,974         $ 37,255       $ 40,100
                                                   ========       ========         ========       ========

Pro forma net income per share                     $   0.05       $   0.08         $   0.25       $   0.29
                                                   ========       ========         ========       ========


Weighted average shares outstanding                 140,943        133,683          139,705        130,944

Common Stock Equivalents:
    Stock options and warrants                        9,693          8,552            7,084          9,377
                                                   --------       --------         --------       --------

Total weighted average shares outstanding           150,636        142,235          146,789        140,321
                                                   ========       ========         ========       ========

FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.